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                                                                                                                  EXHIBIT 12


                                                   STATEMENT OF COMPUTATION OF
                                                RATIO OF EARNINGS TO FIXED CHARGES


                                                          Year Ended December 31,
                                                          ------------------------
                                                          1999           1998          1997         1996        1995
                                                          ----           ----          ----         ----        ----
                                                     (In thousands, except ratio data)
       Earnings available to fixed charges:

         Income before income taxes                  $230,939        $816,973     $544,590     $673,312    $472,786
       Fixed charges -
         Interest expense                             100,021        100,514       114,357       84,822      65,125
         Portion of rent determined to be
           interest(A)                                 30,319         26,287        23,343       17,561      15,340
         Minority interest in income of
           subsidiary trust                            26,771         26,692         1,528            0           0
                                                       (8,118)        (7,127)       (5,831)      (6,364)     (5,993)
         Equity in earnings elimination             ----------     ----------    ----------    ---------   ---------

                                                     $379,932       $963,339      $677,987     $769,331    $547,258
                                                    ==========     ==========    ==========    =========   =========
       Fixed charges:
         Interest expense                            $100,021       $100,514      $114,357     $ 84,822    $ 65,125
         Portion of rent determined to be
           interest(A)                                 30,319         26,287        23,343       17,561      15,340
         Minority interest in income of                26,771         26,692         1,528            0           0
           subsidiary trust                         ----------     ----------    ----------    ---------   ---------

                                                     $157,111       $153,493      $139,228     $102,383    $ 80,465
                                                    ==========     ==========    ==========    =========   =========
                                                         2.42           6.28          4.87          7.51       6.80
       Ratio of earnings to fixed charges           ==========     ==========    ==========    =========   =========



     Note A -  A standard ratio of 33% was applied to gross rent expense to approximate the interest portion of short-term and long-term leases.













                                                             -90-
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